Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-250810, 333-234812 and 333-217036) on Form S-1, registration statement (Nos. 333-261621,333-251356, 333-229491, 333-229490 and 333-223353) on Form S-3 and registration statement (Nos. 333-262224, 333-255670, 333-238562, 333-233305, 333-229846, 333-218368, 333-215419, 333-210040, 333-204748, 333-191680 and 333-182704) on Form S-8 of Seelos Therapeutics, Inc. of our report dated March 4, 2022, with respect to the consolidated balance sheets of Seelos Therapeutics, Inc. as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of Seelos Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 4, 2022